DERIVATIVES RISK MANAGEMENT PROGRAM SUPPORT SERVICES ADDENDUM

This Derivatives Risk Management Program Support Services Addendum (this “Addendum”) with an effective date of August 1, 2022 shall be attached to and governed by that certain Fund Services Agreement between Ultimus Fund Solutions, LLC (“Ultimus”) and Northern Lights Fund Trust II (the “Trust”) dated October 19, 2021 (the “Agreement). All capitalized terms used herein, unless otherwise defined, have the meaning ascribed to them in the Agreement as it may be supplemented or amended from time to time.

The parties agree as follows:

1. Derivatives Risk Management Program Support Services

Ultimus will provide to the Trust’s funds (identified on Schedule A, which schedule may be revised from time to time in Ultimus’ sole discretion to add or remove funds without need of a formal amendment) (the “Funds”) certain services (the “Derivatives Risk Management Program Support Services”), as described below, in accordance with Rule 18f-4 under the Investment Company Act of 1940, as amended (“Rule 18f-4”):

a.	Manage derivatives-specific data, update security master files, and load each Fund’s portfolio composition and derivatives-specific data into Confluence software;
b.	Deliver daily derivatives exposure and value-at-risk (“VaR”) reports generated by the Confluence software to each Fund’s investment adviser (“Adviser”) and the Trust’s Chief Compliance Officer and make available reporting for weekly stress testing and back-testing calculations performed by the Confluence software;
c.	Provide Adviser access to the Confluence software in order that Adviser may calculate derivatives exposure for each Fund it advises and make other derivatives risk management calculations as required by Rule 18f-4 (e.g., daily VaR calculations, weekly back-testing, and weekly stress-testing);

d.       Provide Adviser a board reporting template; and

e.	Provide the Trust’s board of trustees (the “Board”) access to an independent derivatives expert (a “Derivatives Expert”) capable of supporting the Board’s efforts in effecting compliance oversight as required by Rule 18f-4 and the Trust’s related Derivatives Risk Management Program.

2. Fees

In consideration for Ultimus providing the Derivatives Risk Management Program Support Services, the Trust will pay (or cause to be paid) Ultimus a quarterly fee of $2,000.00 per Fund (the “Derivatives Risk Management Program Support Services Fee”).

3. Expense Reimbursements

In addition to the Derivatives Risk Management Program Support Services Fee, the Trust will reimburse (or cause to be reimbursed) Ultimus for the Funds’ pro rata share (as determined by Ultimus) of third party expenses incurred by Ultimus in providing the Derivatives Risk Management Program Support Services, including, without limitation, the Trust’s proportionate share of any fees paid by Ultimus to any Derivatives Expert as part of Ultimus’ providing the Derivatives Risk Management Program Support Services.

4. Invoicing and Payment Terms

Ultimus will invoice for the Derivatives Risk Management Program Support Services Fee and any reimbursable expenses quarterly in arrears. The same will be due and payable within 30 days of receipt of invoice.

5. Responsibility for Compliance Oversight and Identification of Derivative Securities

The Board has and retains primary responsibility for oversight of all compliance matters relating to the Funds, including, but not limited to, compliance with the Investment Company Act and Rule 18f-4. The Adviser has and retains primary responsibility for identifying derivative securities. Ultimus’ provision of Derivatives Risk Management Program Support Services hereunder shall not relieve the Board or the Adviser of the aforementioned responsibilities.

6. Miscellaneous

Except as supplemented hereby, the Agreement shall remain in full force and effect without modification. This Addendum may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each party hereto has caused this Addendum to be executed by its duly authorized officer as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST II By: /s/ Kevin Wolf Name: Kevin Wolf Title: President	ULTIMUS FUND SOLUTIONS, LLC By: /s/ Gary Tenkman Name: Gary Tenkman Title: Chief Executive Officer

DERIVATIVES RISK MANAGEMENT PROGRAM SUPPORT SERVICES ADDENDUM

Schedule A

Funds

Certeza Convex Core Fund

Invenomic Fund

Acclivity Small Cap Value Fund

Longboard Managed Futures Strategy Fund

Longboard Alternative Growth Fund